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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 12b-25

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                                              Commission File Number 1-9046
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                           NOTIFICATION OF LATE FILING

(Check One):        [ X ] Form 10-K  [ ] Form 11-K  [ ] Form 20-F
                    [   ] Form 10-Q  [ ] Form N-SAR

For Period Ended:  December 31, 1993
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[ ] Transition Report on Form 10-K   [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F   [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:   Not Applicable
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Part IV, Item 14, Exhibits, Financial Statement Schedules and Reports on Form 8-K.

                             See Part III Narrative.



                         PART I. REGISTRANT INFORMATION


Full name of registrant       Cablevision Systems Corporation
                              ---------------------------------

Former name if applicable        Not applicable
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Address of principal executive office (STREET AND NUMBER)  One Media Crossways
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City, State and Zip Code              Woodbury, New York, 11797
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                        PART II.  RULE 12b-25 (b) AND (c)

if the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)


[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


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                               PART III. NARRATIVE

State below in reasonable detail the reasons why form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


PART IV, ITEM 14, EXHIBITS

Omitted exhibits 3.1B, 3.1C, 10.44C, 10.56 and 10.57 were not fully executed until March 31, 1994, and therefore were not available to the Company when the EDGAR filing package was being prepared. These exhibits will be filed by amend-ment to Form 10-K following their conversion into EDGAR format.



                           PART IV. OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Jerry Shaw          (516)               496-1132
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          Name                (Area code)     (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed: If the answer is no, identify report(s).
                              [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                              [  ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Cablevision Systems Corporation
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                    (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     March 31, 1994       By  /s/ Jerry Shaw
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                                      Jerry Shaw
                                      Vice President and Controller





                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001)


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